Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of OncBioMune, LLC

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated July 1, 2015 relating to our audits of the balance sheets of OncBioMune LLC. (the “Company”) as of December 31, 2014 and 2013 and the related statements of operations, members’ deficit and cash flows for the years ended December 31, 2014 and 2013. Our report dated July 1, 2015, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton and Chia, LLP
Newport Beach, California
November 20, 2015